Exhibit 99.3
PRO FORMA VALUATION REPORT
NORTHFIELD BANCORP, INC.
Staten Island, New York
PROPOSED HOLDING COMPANY FOR:
NORTHFIELD BANK
Staten Island, New York
Dated As Of:
May 14, 2010

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988
May 14, 2010
Boards of Directors
Northfield Bancorp, MHC
Northfield Bancorp, Inc.
Northfield Bank
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by newly formed Northfield Bancorp, Inc., Staten Island, New York (“Northfield” or the “Company”) in connection with the mutual-to-stock conversion of Northfield Bancorp, MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 56.4% of the common stock (the “MHC Shares”) of the mid-tier holding company for Northfield Bank, Staten Island, New York (the “Bank”). The remaining 43.6% of the mid-tier holding company’s common stock is owned by public stockholders. The existing mid-tier holding company, which completed its initial public stock offering in November 2007, owns 100% of the common stock of the Bank. It is our understanding that Northfield will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering, to Northfield’s public stockholders, and a syndicated offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the mid-tier holding company will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”) and the Department of Banking of the Commissioner of Banks and Real Estate (the “Commissioner”) of the State of Illinois in the absence of separate written valuation guidelines.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
May 14, 2010

Plan of Conversion
     On June 4, 2010, the respective Boards of Directors of the MHC, the mid-tier holding company and the Bank adopted a Plan of Conversion and Reorganization of the Mutual Holding Company (the “Plan of Conversion”), pursuant to which the MHC will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) newly formed Northfield will be organized as a stock subsidiary of the mid-tier holding company, (ii) the MHC will merge with and into the mid-tier holding company (the “MHC Merger”) with the mid-tier holding company being the survivor, and the MHC Shares will be cancelled; (iii) the mid-tier holding company will merge with the newly formed Northfield (the “Mid-Tier Merger”) with Northfield as the resulting entity and Bank becoming a wholly-owned subsidiary of Northfield; and (iv) immediately after the Mid-Tier Merger, newly formed Northfield will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s community and shareholders of the mid-tier holding company and others in the manner and subject to the priorities set forth in the Plan of Conversion. The Company will also issue shares of its common stock to the public stockholders of the mid-tier holding company pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Northfield common stock as owned immediately prior to the conversion.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the mid-tier holding company, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of Northfield, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Northfield, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2005 through 2009, a review of unaudited interim results through March 31, 2010 and due diligence related discussions with Northfield’s management; KPMG, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Northfield’s conversion counsel; and Sandler O’Neill Partners, the Company’s financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which Northfield operates and have assessed Northfield’s relative strengths and weaknesses. We have kept abreast of the

Boards of Directors
May 14, 2010

changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Northfield and the industry as a whole. We have analyzed the potential effects of the stock conversion on Northfield’s operating characteristics and financial performance as they relate to the pro forma market value of Northfield. We have analyzed the assets held by the MHC, which will be consolidated with Northfield’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Northfield’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on Northfield’s representation that the information contained in the regulatory applications and additional information furnished to us by Northfield and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Northfield, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Northfield. The valuation considers Northfield only as a going concern and should not be considered as an indication of Northfield’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for Northfield and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Northfield’s stock alone. It is our understanding that there are no current plans for selling control of Northfield following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which Northfield’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of May 14, 2010, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in the mid-tier holding company, and (2) exchange shares issued to existing public shareholders of the mid-tier holding company, was equal to $621,016,110 at the midpoint, equal to 62,101,611 shares at $10.00 per share. By regulation, the midpoint valuation defines a range of value including 52,786,369 shares at the minimum and 82,129,380 shares at the adjusted maximum.

Boards of Directors
May 14, 2010

Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Northfield stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Northfield equal to 43.64% as of March 31, 2010. The exchange ratio to be received by the existing minority shareholders of the mid-tier holding company will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.2073 shares, 1.4204 shares, 1.6334 shares and 1.8784 shares of newly issued shares of Northfield stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum, as Adjusted	82,129,380	46,287,500	35,841,880	1.8784
Maximum	71,416,852	40,250,000	31,166,852	1.6334
Midpoint	62,101,611	35,000,000	27,101,611	1.4204
Minimum	52,786,369	29,750,000	23,036,369	1.2073

Distribution of Shares
Maximum, as Adjusted	100.00%	56.36%	43.64%
Maximum	100.00%	56.36%	43.64%
Midpoint	100.00%	56.36%	43.64%
Minimum	100.00%	56.36%	43.64%

Aggregate Market Value at $10 per share
Maximum, as Adjusted	$821,293,800	$462,875,000	$358,418,800
Maximum	$714,168,520	$402,500,000	$311,668,520
Midpoint	$621,016,110	$350,000,000	$271,016,110
Minimum	$527,863,690	$297,500,000	$230,363,690
Limiting Factors and Considerations
     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of

Boards of Directors
May 14, 2010

which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Northfield immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.
     RP Financial’s valuation was based on the financial condition, operations and shares outstanding of the mid-tier holding company as of March 31, 2010, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of the mid-tier holding company and the exchange of the public shares for newly issued shares of Northfield common stock as a full public company was determined independently by the Boards of Directors of the MHC, Northfield, the mid-tier holding company and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.
     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Northfield, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Northfield’s stock offering.
Respectfully submitted,

RP® FINANCIAL, LC.
/s/ William E. Pommerening

William E. Pommerening
Chief Executive Officer and
Managing Director

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
NORTHFIELD BANCORP, INC.
NORTHFIELD BANK
Staten Island, New York

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.8
Interest Rate Risk Management	I.12
Lending Activities and Strategy	I.13
Asset Quality	I.17
Funding Composition and Strategy	I.18
Subsidiary and Other Activities	I.19
Legal Proceedings	I.19

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Local Economy	II.8
Unemployment Trends	II.9
Market Area Deposit Characteristics and Competition	II.10
Summary	II.12

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.8
Income and Expense Components	III.11
Loan Composition	III.14
Interest Rate Risk	III.14
Credit Risk	III.17
Summary	III.17

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
NORTHFIELD BANCORP, INC.
NORTHFIELD BANK
Staten Island, New York
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.8
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.14
C. The Acquisition Market	IV.16
D. Trading in Northfield’s Stock	IV.16
8. Management	IV.18
9. Effect of Government Regulation and Regulatory Reform	IV.18
Summary of Adjustments	IV.19
Valuation Approaches:	IV.19
1. Price-to-Earnings (“P/E”)	IV.21
2. Price-to-Book (“P/B”)	IV.22
3. Price-to-Assets (“P/A”)	IV.22
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.23
Establishment of the Exchange Ratio	IV.25

RP® Financial, LC.	LIST OF TABLES
iii
LIST OF TABLES
NORTHFIELD BANCORP, INC.
NORTHFIELD BANK
Staten Island, New York

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Unemployment Trends	II.10
2.4	Deposit Summary	II.11
2.5	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.16
3.6	Credit Risk Measures and Related Information	III.18

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Comparatives	IV.17
4.4	Public Market Pricing	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Northfield Bank (the “Bank”), founded in 1887, is a federally-chartered stock savings bank headquartered in Staten Island, New York. The Bank serves metropolitan communities located in Staten Island and Brooklyn in New York and northern New Jersey. The Bank operates through its headquarters, 17 additional branch offices in New York and New Jersey, an operations center in New Jersey and a lending office in Atlanta, Georgia. The Bank is subject to regulation and oversight by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC. Exhibit I-1 is a map of the Bank’s office locations.
     Northfield Bancorp, Inc. (“NFBK”) is the federally-chartered mid-tier holding company of the Bank. NFBK owns 100% of the outstanding common stock of the Bank. Since being formed in 2007, NFBK has been engaged primarily in the business of holding the common stock of the Bank. NFBK completed its initial public offering on November 7, 2007, pursuant to which it sold 19,265,316 shares or 43.0% of its outstanding common stock to the public and issued 24,641,684 share or 57.0% of its common stock outstanding to Northfield Bancorp, MHC (the “MHC”), the mutual holding company parent of NFBK. Additionally, the Bank contributed $3.0 million in cash and NFBK issued 896,061 shares of common stock or 2.0% of its common stock outstanding to the Northfield Bank Charitable Foundation (the “Foundation”). The MHC and NFBK are savings and loan holding companies subject to regulation by the OTS. At March 31, 2010, NFBK had total consolidated assets of $2.1 billion, deposits of $1.4 billion and equity of $396.3 million, or 18.89% of total assets. NFBK’s audited financial statements for the most recent period are included by reference as Exhibit I-2.
Plan of Conversion and Reorganization
     On June 4, 2010, the respective Boards of Directors of the MHC and NFBK adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, NFBK, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Delaware corporation with the name of Northfield Bancorp, Inc. Following the conversion, the MHC will no longer

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
exist. For purposes of this document, the existing consolidated entity and the new Delaware corporations will hereinafter be referred to as Northfield or the Company. As of March 31, 2010, the MHC’s ownership interest in Northfield approximated 56.4% and the public stockholders’ ownership interest in Northfield approximated 43.6%.
     It is our understanding that Northfield will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the general public in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.
Strategic Overview
     Historically, the Company has pursued a balance sheet strategy concentrated on maintaining a significant portfolio of investment securities, primarily mortgage-backed securities (“MBS”), funded largely by retail deposits generated through the branch network. The Company’s lending activities, comprising a smaller portion of the balance sheet, have emphasized the origination and purchase of commercial real estate and multi-family loans, with secondary emphasis on 1-4 family, construction and land loans, and non-mortgage commercial and industrial (“C&I”) and consumer loans. Additionally, the Company recently purchased a specialty lender in Georgia that focuses on insurance premium finance, including insurance premium loans as a supplement area of diversification. Although the Company is making efforts to increase its lending activities, as of March 31, 2010, net loans receivable continued to comprise just 34.3% of total assets. Of total loans, 70.6% consisted of commercial real estate and multi-family loans. In addition to retail deposits, the Company utilizes borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. From time-to-time, the Company also utilizes a limited amount of brokered deposits as an alternative funding source. The Company’s streamlined operations have facilitated operating expense

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
levels that are below industry norms. At the same time, the concentration of investment securities has reduced overall asset yields and has limited revenues derived from non-interest sources.
     The combination of the downturn in the national and regional economies and the Company’s emphasis on non-residential mortgage lending has resulted in recent deterioration in credit quality measures. The upward trend in non-performing loans (“NPLs”) experienced in the last 15 months has been mostly related to the portfolio of commercial real estate loans. In response, the Company has established provisions for loan losses consistent with internal policies and has tightened several underwriting policies related to commercial real estate and multi-family lending.
     Investment securities have historically served as the Company’s balance sheet concentration, with MBS accounting for the largest concentration of the Company’s investments. The MBS portfolios include both agency securities issued by one of the Government-sponsored enterprise (“GSE”) and private issue (“Non-GSE”) securities. Northfield’s other investment holdings include GSE bonds, corporate bonds and a limited amount of mutual fund investments classified as equity investments. Although cash and investment have declined as a percent of total assets in recent years, as of March 31, 2010, cash and investment securities continued to comprise 60.9% of total assets.
     Deposits generated from residents within the Company’s primary market area have consistently served as the primary funding source for the Company’s lending and investment activities. Certificate of deposits (“CDs”) comprise the largest portion of the Company’s deposit base, with the balance consisting of lower costing transaction and saving accounts. Northfield utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with repurchase agreements and FHLB advances accounting for the largest portion of the Company’s borrowings, with lesser levels of overnight borrowings and capitalized leases. The Company currently has plans to open new branches in Brooklyn (3 branches), Staten Island (2 branches) and New Jersey (1 branch) with subsequent preliminary plans to open two new branches annually thereafter.
     Northfield’s earnings base is largely dependent upon net interest income and operating expense levels. Although the Company’s investment securities put downward pressure on overall interest income, net interest income has been maintained at healthy levels due to favorably low funding costs derived from a high concentration of core deposits and limited use

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
of borrowings. Operating expenses have been maintained at relatively low levels, reflecting efficiency in operations and relatively low personnel requirements for implementation of the Company’s operating strategy. In particular, the Company maintains a high ratio of assets per employee, which is supported by the relatively lower staffing needs required to support the large portfolio of investment securities and high average balance commercial real estate and multi-family loans. While the Company’s implementation of a fairly streamlined operating strategy has supported containment of operating expenses, it has also limited development of revenues from non-interest income sources. Accordingly, income generated from such sources as fees and service charges has been a relatively modest contributor to the Company’s earnings.
     A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will support continued expansion of the branch network in desired growth markets. Also, as a fully-converted institution, the Company’s greater capacity to offer stock as consideration may facilitate increased opportunities to grow through acquisition. At this time, the Company has no specific plans for expansion through acquisition.
     The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers in local markets, as well as increasing the loan portfolio through origination and purchase of loans in the greater New York City metropolitan area. Specifically, Northfield will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. In the prevailing economic and credit environment, the Company’s higher post-conversion capital position represents a source of strength to absorb potential losses resulting from credit quality deterioration. Northfield’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Northfield’s funding costs. The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
•	Northfield Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds maintained by the Company, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•	Northfield Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.
     Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Northfield’s operations.
Balance Sheet Trends
     Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter fiscal years. The Company reported balance sheet shrinkage in the fiscal year ended December 31, 2006 followed by three and one-quarter years of consistent growth. Over the time period shown, the Company recorded asset growth at a 9.8% annual rate. Since fiscal year end 2005, the most notable change in the Company’s interest-earning asset composition has been an increase in net loans receivable. On the liability side of the balance sheet, the level of deposits funding assets increased since fiscal year end 2005, attributable to deposit growth through the branch network. A summary of Northfield’s key operating ratios for the past five and one-quarter fiscal years is presented in Exhibit I-3.
     Loan growth trends generally exceeded assets growth trends, with loans increasing at a 16.0% annual rate from fiscal year end 2005 through March 31, 2010. Loans receivable equaled $720.1 million or 34.3% of assets at March 31, 2010, versus comparable measures of $382.7 million or 27.2% of assets at fiscal year end 2005. Northfield’s non-residential lending strategy is highlighted by a loan portfolio composition that exhibits an increasing concentration of commercial real estate and multi-family loans that have increased from 46.3% of total loans as of December 31, 2005 to 70.6% of total loans at March 31, 2010. Secondary lending emphasis has been placed on 1-4 family residential loans. Trends in the loan portfolio reflect the secondary emphasis on residential lending, as 1-4 family loans have declined as a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
[table omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
percent of total loans from 32.9% as of December 31, 2005 to 12.2% as of March 31, 2010. The remainder of the portfolio reflects limited diversification into construction and land loans (5.4% of total loans), the newly acquired portfolio of insurance premium loans (5.4% of total loans) and home equity and lines of credit, C&I loans and other loans comprising, respectively, 3.8%, 2.4% and 0.2% of total loans.
     The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. Over the past five and one-quarter fiscal years, the Company’s level of investment securities has trended lower as a percent of the balance sheet, declining from 63.7% of assets at fiscal year-end 2005 to 58.3% of total assets as of March 31, 2010. As of March 31, 2010, the total size of the investment portfolio was $1.2 billion, consisting of MBS of $949.7 million, corporate bonds of $136.7 million, GSE bonds of $130.3 million, and equity investments of $5.6 million. Included in MBS are $161.6 million of private issue (non-GSE) securities. As of March 31, 2010, the Company maintained $1.2 billion of investment securities as available-for-sale (“AFS”) and $6.2 million of investment securities as held-to-maturity. The AFS portfolio had a net unrealized gain of $26.7 million at that date. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at March 31, 2010 consisted of $5.1 million of FHLB stock and trading securities of $3.7 million. The Company also held cash and cash equivalents amounting to $50.8 million or 2.4% of assets at March 31, 2010.
     The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of most of the Company’s management employees starting at the vice president level. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2010, the cash surrender value of the Company’s BOLI equaled $44.2 million.
     Over the past five and one-quarter fiscal years, Northfield’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2005 through March 31, 2010, the Company’s deposits increased at a 7.9% annual rate. Most of the Company’s deposit growth occurred since fiscal 2007, as the balance of deposits declined between December 31, 2005 and December 31, 2007. Overall, deposits increased from $1.0 billion or 71.7% of assets at fiscal year-end 2005 to $1.4 billion or 66.4% of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
assets at March 31, 2010. CDs have consistently accounted for the largest concentration of the Company’s deposit composition; although, deposit growth since fiscal year end 2007 has been largely driven by the Company’s money market deposit account product.
     Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal year end 2005 through March 31, 2010, borrowings increased at an annual rate of 5.5%. Overall, borrowings increased from $233.6 million at fiscal year end 2005 to $293.1 million at March 31, 2010. As a percent of the balance sheet, total borrowings have declined slightly to 14.0% of total assets as of March 31, 2010. Repurchase agreements and FHLB advances constitute the primary source of borrowings utilized by the Company. The Company also maintained a small balance of capitalized leases at March 31, 2010.
     The Company’s equity increased at a 25.3% annual rate from fiscal year end 2005 through March 31, 2010, as retention of earnings combined with the net proceeds from the 2007 minority stock offering significantly increased the Company’s capitalization. Capital growth exceeded asset growth, which provided for an increase in the Company’s equity-to-assets ratio from 10.77% at fiscal year end 2005 to 18.89% at March 31, 2010. The Company maintained a small balance of goodwill and core deposit intangible from a 2002 acquisition, and tangible capital was 18.11% of assets at March 31, 2010. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2010. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Northfield’s pro forma capital position will initially depress its ROE.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements for the past five fiscal years and for the twelve months ended March 31, 2010. The Company’s reported earnings over the past five fiscal years, ranged from $10.5 million or 0.78% of average assets in fiscal 2007 to $15.8 million or 1.01% of average assets in fiscal 2008. For the twelve months ended March 31, 2010, the Company reported net income of $12.7 million or 0.65% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of a limited but stable

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
[table omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10
source of earnings for the Company. Loan loss provisions have become a more significant factor in the Company’s earnings over the past two and one-quarter fiscal years while, with the exception of fiscal 2007 and the completion of the minority stock offering and contribution to the Foundation, non-operating items typically have had a limited impact on the Company’s earnings over the past five and one-quarter fiscal years.
     Over the past five and one-quarter fiscal years, the Company maintained a relatively consistent net interest income to average assets ratio ranging from a low of 2.69% during fiscal 2006 to a high of 2.99% during 2008 and 2009. For the twelve months ended March 31, 2010, net interest income was 2.98% of average assets. The positive trend in the Company’s net interest income ratio since fiscal 2006 period reflects the favorable impact that the decline in short-term interest rates and resulting steeper yield curve has had on the Company’s interest rate spread. Growth of comparatively lower costing transaction account deposits contributed to the improvement in the Company’s net interest rate spread as well, which was partially negated by declining yields on investment securities. The Company’s interest rate spread increased from 2.34% during fiscal 2007 to 2.68% during the three months ended March 31, 2010, which was the result of a more significant decline in funding costs relative to yields earned on interest-earning assets. The Company’s net interest rate spreads and yields and costs for the past three and one-quarter fiscal years are set forth in Exhibit I-5.
     Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings over the past five and one-quarter fiscal years, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a high of 0.48% of average assets during fiscal 2008 to a low of 0.24% of average assets for the twelve months ended March 31, 2010. The 2008 figures include receipt of proceeds from an insurance policy. Retail fees and charges constitute the major portion of the Company’s non-operating revenues, with other non-operating sources of income consisting largely of insurance commissions, loan fees and income from BOLI.
     Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.42% of average assets during fiscal 2005 to a high of 1.82% of average assets during fiscal 2009 and for the twelve months ended March 31, 2010. Notwithstanding the upward trend in the Company’s operating expense ratio, the Company has effectively maintained a low operating expense ratio throughout the period shown in Table 1.2. As

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11
previously noted, the Company’s relatively low operating expense ratio is supported by a current operating strategy including a concentration of investment securities and higher balance commercial real estate and multi-family loans that limit staffing needs relative to total asset size. As of March 31, 2010, the Company’s ratio of assets per full time equivalent employee equaled $9.4 million, versus $6.1 million for all publicly-traded thrifts. The higher operating expenses recorded during fiscal 2009 and for the most recent twelve month period were mostly related to an increase in FDIC insurance premiums due to a special assessment and initiation of employee benefit expense accruals.
     Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2005 reflect a slight decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Northfield’s expense coverage ratio equaled 1.98 times during fiscal 2005, versus a ratio of 1.64 times during the twelve months ended March 31, 2010. The decrease in the expense coverage ratio resulted from a more significant increase in the operating expense ratio compared to the increase in the net interest income ratio. Similarly, Northfield’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 45.8% during fiscal 2005 was slightly more favorable than its efficiency ratio of 56.6% for the twelve months ended March 31, 2010.
     Over the past five and one-quarter fiscal years, loan loss provisions established by the Company ranged from a nominal amount during fiscal years 2005 through 2007 to a high of 0.48% of average assets in fiscal 2009 and 0.47% of average assets during the twelve months ended March 31, 2010. The higher loan provisions established during recent periods reflect an increase in non-performing loans and the impact of the recession on the Company’s lending markets. As of March 31, 2010, the Company maintained valuation allowances of $17.1 million, equal to 2.33% of net loans held-for investment and 34.26% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-quarter fiscal years.
     Non-operating income over the past five and one-quarter fiscal years has typically been somewhat of limited factor in the Company’s earnings, consisting substantially of gains and losses on the sale of investment securities and, during fiscal 2007, a gain on the sale of branches and the expense of funding the Foundation. Net non-operating income over the past five and one-quarter fiscal years ranged from a loss during fiscal 2007 of 0.56% of average

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12
assets to net gains of $1.5 million equal to 0.08% of average assets during the twelve months ended March 31, 2010. The net gain recorded during the most recent twelve month period was mostly attributable to a $1.7 million securities gain. Overall, the various items that comprise the Company’s non-operating income are not viewed to be part of the Company’s core or recurring earnings base.
     The Company’s effective tax rate ranged from 44.1% for fiscal 2005 to negative 17.4% for fiscal 2007. The effective tax rate was 35.1% during the twelve months ended March 31, 2010. As set forth in the prospectus, the Company’s marginal effective tax rate is 40.0%.
Interest Rate Risk Management
     The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s net interest margin has benefited from recent interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. Notwithstanding this balance sheet composition, the Company’s interest rate risk is relatively low. As of March 31, 2010, an analysis of the Company’s net portfolio value (“NPV”), defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments, indicated that a 2.0% instantaneous increase, permanent and parallel change in interest rates at all maturities would result in just a 9.65% decline in Northfield’s NPV and a 7.26% decline in net interest income (see Exhibit I-7).
     The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in securities with relatively short-terms to maturity, maintaining the majority of investments as available for sale and originating and purchasing shorter-term and adjustable rate loans. On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing repurchase agreements and FHLB advances with laddered terms extending beyond 2014 and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 54.1% of the Company’s deposits at March 31, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.
Lending Activities and Strategy
     Northfield’s lending activities have traditionally emphasized commercial real estate and multi-family lending, and such loans comprise the substantial portion of the Company’s loan portfolio. Beyond commercial real estate and multi-family loans, lending diversification by the Company includes 1-4 family residential loans, construction and land loans, insurance premiums loans, home equity loans and non-mortgage C&I and consumer loans. Going forward, the Company’s lending strategy will continue to emphasize the origination and purchase of commercial real estate and multi-family. Exhibit I-8 provides historical detail of Northfield Bancorp, Inc.’s loan portfolio composition over the past five years and one-quarter fiscal years and Exhibit I-9 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2009.
     Commercial Real Estate and Multi-Family Loans. As of March 31, 2010, commercial real estate loans totaled $332.4 million, or 45.13% of total loans, and multi-family loans totaled $187.3 million or 25.44% of total loans. While both portfolios have increased in recent years, the growth in the portfolio of multi-family loans has been significant, increasing from a balance of $14.1 million at December 31, 2005 to the current level. The primary source for commercial real estate and multi-family loans are referrals from local brokers. All loans are, however, underwritten in accordance with the Company’s underwriting standards. The majority of commercial real estate loans are owner-occupied businesses, with lesser amounts of office buildings, manufacturing buildings and other commercial properties. Multi-family loans include apartment buildings, properties with five or more dwelling units, and mixed-use properties that have more than four residential family units and a business or businesses. Substantially all of the Company’s commercial real estate and multi-family loans are secured by properties located in the primary market areas. Commercial real estate loans typically amortize over 20- to 25-years with interest rates that adjust after an initial five- or 10-year period, and every five years thereafter. Multi-family real estate loans typically amortize over 20 to 30 years with interest rates that adjust after an initial five- or 10-year period, and every five years thereafter. Margins for commercial real estate and multi-family loans generally range from 275 basis points to 350

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
basis points above the average yield on U.S. Treasury securities, adjusted to a constant maturity of similar term, as published by the Federal Reserve Board. Recent adjustable rate loans have generally been indexed to the five year London Interbank Offering Rate (LIBOR) swaps rate as published in the Federal Reserve Statistical Release adjusted for a negotiated margin. The Company also originates, to a lesser extent, 10- to 15-year fixed-rate, fully amortizing loans. In general, commercial real estate and multi-family loans have interest rate floors equal to the interest rate on the date the loan is originated, and have prepayment penalties should the loan be repaid in the first three to five years. Commercial real estate loans have a maximum loan-to-value (“LTV”) ratio equal to the lesser of 75% of the property’s appraised value or purchase price and generally require a minimum projected net cash flow to the loan’s debt service requirement of 120%. Multi-family real estate loans generally are originated in amounts up to 75% of the appraised value of the property securing the loan and generally require a minimum projected net cash flow to the loan’s debt service requirement of 115%. While personal guarantees are usually obtained from commercial real estate borrowers, due to competitor considerations, personal guarantees are generally not obtained from multi-family real estate borrowers. Loans secured by commercial real estate and multi-family real estate properties generally have greater credit risk than 1-4 family residential real estate loans. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multi-family real estate properties typically depends on the successful operation of the property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
     1-4 Family Residential Loans. At March 31, 2010, the Company reported 1-4 family residential real estate loans outstanding with an aggregate balance of $90.0 million, or 12.22% of total loans. As of March 31, 2010, the average balance of 1-4 family loans was $162,000 and the largest loan of this type had a principal balance of $2.4 million. The current portfolio of 1-4 family residential mortgage real estate loans: (a) generally have been underwritten according to Freddie Mac guidelines; (b) include both conforming fixed- and adjustable-rate loans; and (c) include a limited number of fixed- and adjustable- rate loans above the lending limit for conforming loans (“jumbo loans”) with terms for fixed rate jumbo loans generally up to 15 years and adjustable-rate jumbo loans with an initial fixed-rate period of 10 years. The Company has significantly deemphasized 1-4 family lending activities and the portfolio has declined from a level of $127.5 million as of December 31, 2005 to its current level. Moreover, effective April

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15
2010, the Company has outsourced its entire 1-4 family lending activities to PHH Mortgage, a private label 1-4 family lender that will provide origination, underwriting and processing services. Company customers seeking 1-4 family residential real estate loan products will be referred to PHH Mortgage for service. The Company will receive a fixed fee for each loan originated, but will not retain 1-4 family residential real estate loans and expects to benefit from reduced compliance and processing costs.
     Construction and Loan Loans. At March 31, 2010, construction and land loans totaled $39.5 million, or 5.36% of total loans. At March 31, 2010, the additional un-advanced portion of these construction loans totaled $9.8 million. The balance of construction and land loans has declined over the past several years as construction and development has slowed in response to economic conditions. Substantially all construction and land loans are secured by real estate located in the Company’s primary market areas. Construction and land loans typically are interest only loans with interest rates that are tied to a prime rate index as published by the Wall Street Journal. Margins generally range from zero basis points to 200 basis points above the prime rate index. The Company also originates, to a lesser extent, 10- to 15-year fixed-rate, fully amortizing land loans. In general, construction and land loans have interest rate floors equal to the interest rate on the date the loan is originated, and the Company does not typically charge prepayment penalties. Construction and land loans are generally made to experienced developers for the construction of single-family residences, including condominiums and commercial properties, and to individuals for the construction of personal residences. Land loans also help finance the purchase of land intended for future development, including single-family housing, multifamily housing, and commercial property. In general, the maximum LTV ratio for a land acquisition loan is 50% of the appraised value of the property, and the maximum term of these loans is two years. Construction and land loans generally carry higher interest rates and have shorter terms than one- to four- family residential real estate loans. Construction and land loans have greater credit risk than long-term financing on improved, owner-occupied real estate.
     Insurance Premium Loans. At March 31, 2010, insurance premium loans totaled $40.0 million, or 5.43% of the total loan portfolio. As of March 31, 2010, the average loan balance of $9,000 and the largest insurance premium loan had a principal balance of $961 thousand. The insurance premium portfolio was acquired in October 2009 with the acquisition of a specialty lender in the State of Georgia. The Company has increased the size of the acquired portfolio slightly, but it is not expected that significant additional growth will be realized over the next several years. Insurance premium loans typically amortize over nine to 12 months at fixed rates

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16
and typically require a down payment of 15% to 20%. These loans are structured (down payment and repayment term) such that the unpaid loan balance is generally fully secured by the unearned premiums refundable by insurance carriers. Insurance premium loan credit decisions generally are based on a credit assessment of the insurance carrier, and in some instances, the credit assessment of the borrower.
     Home Equity Loans and Lines of Credit. At March 31, 2010, the Company reported home equity loans and lines of credit with an aggregate outstanding balance of $28.1 million, or 3.82% of total loans. Of this total, there were outstanding home equity lines of credit of $12.8 million. At March 31, 2010, the average home equity loans and lines of credit balance was $49 thousand, the largest home equity line of credit was $1.5 million, and the largest home equity loan was $331 thousand. The aggregate balance of home equity loans and lines of credit has increased over the past several years. The Company offers home equity loans and home equity lines of credit that are secured by the borrower’s primary residence or second home. Home equity lines of credit are variable rate loans tied to a prime rate index as published in the Wall Street Journal adjusted for a margin, and have a maximum term of 20 years during which time the borrower is required to make principal payments based on a 20-year amortization. Home equity lines generally have interest rate floors and ceilings. Home equity loans typically are fully amortizing with fixed terms to 20 years. Home equity loans and lines of credit generally are underwritten with the same criteria used to underwrite fixed-rate, 1-4 family residential real estate loans. Home equity loans and lines of credit may be underwritten with a LTV ratio of 80% when combined with the principal balance of the existing mortgage loan.
     Commercial and Industrial Loans. At March 31, 2010, C&I loans totaled $17.8 million, or 2.42% of the total loan portfolio. As of March 31, 2010, the average C&I loan balance was $288 thousand and the largest loan had a principal balance of $3.0 million and was performing in accordance with its original contractual terms. C&I loans typically amortize over 10 years with interest rates that are tied to a prime rate index as published in the Wall Street Journal. Margins generally range from zero basis points to 300 basis points above the prime rate index. We also originate, to a lesser extent, 10 year fixed-rate, fully amortizing loans. In general, C&I loans have interest rate floors equal to the interest rate on the date the loan is originated and have prepayment penalties. The Company makes various types of secured and unsecured C&I loans to customers in the primary market area for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of 15 years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a market rate index. C&I loans generally carry higher interest rates

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17
than 1-4 family residential real estate loans of like maturity because they have a higher risk of default.
     Loan Originations, Purchases, and Sales. Lending activities are conducted in all branch locations. All loans originated for portfolio are underwritten pursuant to the Company’s policies and procedures. A significant portion of commercial real estate loans and multifamily real estate loans are generated by referrals from loan brokers, accountants, and other professional contacts. Effective April 2010, 1-4 family residential lending has been outsourced to a third party service provider. And home equity loans and lines of credit typically are generated through direct mail advertisements, newspaper advertisements, and referrals from branch personnel. Historically, loan purchases, the origination of loans held for sale, and related servicing activity has not been material to the Company’s operations. However, during the fourth quarter of 2009, the Company purchased approximately $35.4 million in insurance premium loans. Overall, net loans receivable increased from $387.8 million at fiscal year-end 2005 to $736.6 million at March 31, 2010.
Asset Quality
     The Company’s historical balance sheet concentration of MBS and the correspondingly relatively small loan portfolio have generally supported the maintenance of relatively favorable credit quality measures. With the onset of the national recession and rapid growth in commercial real estate and multi-family lending, the Company has experienced some credit quality deterioration in its loan portfolio during the past two and one-quarter fiscal years. Over the past five and one-quarter fiscal years, Northfield Bancorp, Inc.’s balance of non-performing assets ranged from a low of 0.15% of assets at fiscal year end 2005 to a high of 2.46% of assets at March 31, 2010. Non-performing loans ranged from 0.53% of loans held-for-investment at fiscal year end 2005 to a high of 6.79% at March 31, 2010. As shown in Exhibit I-10, non-performing assets at March 31, 2010 consisted of $50.0 million of non-performing loans and $1.5 million of real estate owned. Non-performing loans are non-accrual loans that are 90 days or more delinquent or are in the process of foreclosure. The majority of non-performing loans held by the Company at March 31, 2010 were commercial real estate loans ($36.7 million or 73% of total non-performing loans).
     To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18
management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2010, the Company maintained loan loss allowances of $17.1 million, equal to 2.33% of net loans held-to-maturity and 34.26% of non-performing loans.
Funding Composition and Strategy
     Deposits have consistently served as the Company’s primary funding source and at March 31, 2010 deposits accounted for 66.4% of Northfield’s total balance sheet. Exhibit I-11 sets forth the Company’s deposit composition for the past three and one-quarter fiscal years. CDs constitute the largest component of the Company’s deposit composition, although the concentration of CDs comprising total deposits has declined slightly since fiscal year end 2007. As of March 31, 2010, the CD portfolio totaled $626.2 million or 45.0% of total deposits, versus comparable measures of $402.6 million and 45.9% of total deposits at fiscal year end 2007. The current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less), with $525.5 million or 83.9% scheduled to mature in 2010. As of March 31, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $339.8 million or 54.3% of total CDs. From time-to-time the Company has supplemented retail CDs with a limited amount of brokered CDs, although the Company did not maintain any brokered CDs at March 31, 2010.
     The Company maintained $766.7 million of savings and transaction account deposits at March 31, 2010, which equaled 55.0% of total deposits. Comparatively, savings and transaction account deposits equaled $474.6 million or 54.1% of total deposits at fiscal year end 2007. Growth of savings and transaction account deposits since fiscal year end 2007 has been primarily sustained by growth of money market account deposits. Money market deposits increased from $6.0 million or 0.7% of total deposits at fiscal year-end 2007 to $226.1 million or 16.2% of total deposits at March 31, 2010. Over the same time period, savings account deposits increased from $311.8 million or 35.6% of total deposits to $365.7 million or 26.2% of total deposits.
     Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Borrowings utilized by the Company have predominantly consisted of repurchase agreements and FHLB advances. As of March 31, 2010, the Company maintained $244.7 million of repurchase agreements and $46.3 million of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19
FHLB advances. Repurchase agreements and FHLB advances held by the Company at March 31, 2010 had laddered maturities extending beyond 2014. The other borrowings held by the Company at March 31, 2010 consisted of $2.1 million of capitalized leases. Exhibit I-12 provides further detail of the Company’s borrowings activities during the past three and one-quarter fiscal years.
Subsidiary and Other Activities
     The Company owns 100% of Northfield Investment, Inc., an inactive New Jersey investment company, and 100% of Northfield Bank. Northfield Bank owns 100% of NSB Services Corp., a Delaware corporation, which in turn owns 100% of the voting common stock of NSB Realty Trust. NSB Realty Trust is a Maryland real estate investment trust that holds mortgage loans, mortgage-backed securities and other investments. These entities enable the Company to segregate certain assets for management purposes, and promote the ability to raise regulatory capital in the future through the sale of preferred stock or other capital-enhancing securities or borrow against assets or stock of these entities for liquidity purposes. At March 31, 2010, the Bank’s investment in NSB Services Corp. was $580.6 million, and NSB Services Corp. had assets of $580.8 million and liabilities of $134 thousand at that date. At March 31, 2010, NSB Services Corp.’s investment in NSB Realty Trust was $584.9 million, and NSB Realty Trust had $584.9 million in assets, and liabilities of $24,000 at that date. NSB Insurance Agency, Inc. is a New York corporation that receives nominal commissions from the sale of life insurance by employees of Northfield Bank. At March 31, 2010, Northfield Bank’s investment in NSB Insurance Agency was $1,000.
Legal Proceedings
     The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1
II. MARKET AREA
Introduction
     Headquartered in Staten Island, New York, Northfield serves northeastern New Jersey and southern New York through the main office and 17 full service branch offices. The Company’s branch network covers a four-county market area including Middlesex County and Union County in New Jersey (6 branches), Kings County (1 branch) and Richmond County (11 branches) in New York. Northfield also maintains an operations center in New Jersey and a lending office in Atlanta, Georgia.
     The primary market areas served by the Company are the urban markets of Staten Island and Brooklyn in New York and the urban/suburban markets in northern New Jersey. With operations in densely populated metropolitan areas, the Company’s competitive environment includes a significant number of commercial banks, thrifts and other financial services companies, some of which have a regional or national presence. The regional economy is highly diversified and tends to parallel trends in the broader national economy. As counties both surrounding and in the New York metropolitan area, the regional market area includes a large population with jobs in New York City. Accordingly, the local economy has felt impact of national recession as well as the credit crisis on Wall Street, as evidenced by rising unemployment and declining real estate values throughout the markets served by the Company.
     Future growth opportunities for Northfield depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.
National Economic Factors
     The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009. However, overall economic conditions remained weak. The July 2009 employment report showed the fewest job losses in a year and the unemployment rate dipped

RP® Financial, LC.	MARKET AREA
II.2
to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders. August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers” program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.
     October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening.

RP® Financial, LC.	MARKET AREA
II.3
Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7% (subsequently revised to 5.6%), although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.
     Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%. Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery. The manufacturing and service sectors both showed expansion in February, while the February unemployment rate remained unchanged at 9.7%. The February unemployment report showed a loss of 36,000 jobs, which was fewer than expected. New and existing home sales were lower in February compared to January, but retail sales continued to show an increase for February. U.S. manufacturing and nonmanufacturing activity continued to grow in March, while the March unemployment rate held steady at 9.7%. Employers added 162,000 jobs in March, but almost one-third of the jobs came from the government’s hiring for the census. A surge in March retail sales and home construction increasing for a third straight month in March provided evidence that the economic recovery was gaining traction. However, a separate report showed that consumer confidence fell in April.
     In terms of interest rate trends during the past few quarters, interest rates eased lower at the start of the third quarter of 2009 as investors shunned risk ahead of second quarter earnings

RP® Financial, LC.	MARKET AREA
II.4
reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.
     Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter of 2009, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.
     Interest rates stabilized at the start of 2010 and then edged lower heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy,

RP® Financial, LC.	MARKET AREA
II.5
provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. Comparatively, long-term Treasury yields eased higher during the first half of March, based on better-than-expected reports for February employment data and retail sales. Interest rates stabilized in mid-March following the Federal Reserve’s mid-March meeting, as the Federal Reserve held its target rate steady and signaled that it would be at least several months before they raise short-term interest rates. Weak demand for an auction of five year Treasury notes and signs of the economic recovery gaining traction pushed Treasury yields higher in late-March and early-April, with the 10-year Treasury note yield increasing to 4.0% in early-April. Treasury yields eased lower in mid-April, as the consumer price index for March indicated that inflation remained muted. As of May 14, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.34% and 3.44%, respectively, versus comparable year ago yields of 0.50% and 3.10%. Exhibit II-1 provides historical interest rate trends.
     Based on the consensus outlook of 55 economists surveyed by The Wall Street Journal in February 2010, the economy is expected to expand around 3% for 2010. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expected the unemployment rate to only fall to 9.4% by the end of 2010. Most of the respondents said the Federal Reserve would not raise rates until the third quarter of 2010 at the earliest.
Market Area Demographics
     Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Northfield (see Table 2.1). The primary market area counties are densely populated markets, ranking among the largest populations in New Jersey

RP® Financial, LC.	MARKET AREA
II.6
[table omitted]

RP® Financial, LC.	MARKET AREA
II.7
and New York. Kings County (Brooklyn) has the largest population among the four primary market area counties and is the largest county in New York with Richmond County (Staten Island) coming in as 10th largest. In New Jersey, Middlesex County and Union County are the second and seventh largest, respectively, of the 21 counties in New Jersey. Three of the primary market area counties served by Northfield experienced relatively slow demographic growth during the 2000 to 2009 period, a characteristic typical of mature densely populated urban markets located throughout the Northeast Corridor. Population and household growth rates for the primary market area counties have been and are projected to remain well below the comparable U.S. measures, while approximating or exceeding slightly the comparable New Jersey and New York growth rates. Among the primary market area counties, population and household growth rates were the strongest in Richmond County matching the comparable United States growth rates. Comparatively, the population and household growth rate for Union County fell below the comparable New Jersey growth rate, with a slight decline in overall population and households over the next five years. Middlesex County’s growth rate is slightly higher than the comparable New Jersey growth rate. Population and household growth rates are projected to decline for all four counties of operation over the next five years, which is consistent with the statewide forecast.
     Income measures show Richmond County, Middlesex County and Union County are relatively affluent markets, characterized by a relatively high concentration of white collar professionals. Comparatively, income for Kings County, which has a relatively broad socioeconomic spectrum, was well below the state averages as well as the Counties of Middlesex, Union and Richmond. The primary market area counties generally experienced income growth rates that were in line with the state and national growth rates for the 2000 through 2009 period. Consistent with the projected income growth rates for New Jersey, New York and the U.S., income growth rates for the primary market area counties are projected to decrease over the next five years. The affluence of the Richmond County, the Company’s primary market in Staten Island, is further evidenced by a comparison of household income distribution measures, as Richmond County maintains a lower percentage of households with incomes of less than $25,000 and a much higher percentage of households with incomes over $100,000 relative to Kings County as well as the U.S. and New York. The affluence of Middlesex County is evidenced by a comparison of household income distribution measures, as Middlesex County maintains a lower percentage of households with incomes of less that

RP® Financial, LC.	MARKET AREA
II.8
$25,000 and a much higher percentage of households with incomes of $100,000 relative to Union County, as well as the U.S. and New Jersey.
Local Economy
     The markets served by the Company have large and diverse economies. Comparative employment data in Table 2.2 shows that employment in services constitutes the primary source of employment in all four of the counties. Wholesale/retail jobs generally were the second largest source of employment, and government employment provided the third largest source of jobs in the counties of Middlesex and Union, while finance, insurance and real estate jobs constitute the third largest employment sector in the counties of Richmond and Kings.
     [table omitted]
     All four counties are part of the New York MSA which is also known as New York-Northern New Jersey-Long Island, New York-New Jersey-Pennsylvania Metropolitan Statistical Area (MSA). Within the New York MSA there are ample opportunities for employment, which influences the commuter patterns found in the market area. The largest employer in Middlesex County is Robert Wood Johnson Hospital with over 5,000 employees, while Middlesex County is

RP® Financial, LC.	MARKET AREA
II.9
home to a total of 20 different establishments that contained over 1,000 employees. One of the largest employers in Union County is Trinitas Hospital Inc. The largest employer in Richmond County is Staten Island University Hospital, followed by the United States Coast Guard. Kings County’s largest employers are the New York City Transit Authority and Maimonides Medical Center Inc.
     The Company’s lending markets have been adversely affected by the recession, although not as severely as some bubble markets in the southeast and west regions of the U.S. where rapidly escalating real estate values fueled speculative overbuilding and ultimately significant inventories of unsold homes and vacant commercial buildings causing a serve drop in real estate values. Among the four county primary market area, home prices in Middlesex County took the biggest hit, with declines between 25% and 30% from peak to trough. Home prices in Union County were down 20% to 25% peak to trough, while in Kings and Richmond County home prices were down 5% to 10% from peak to trough. Recent trends in the northern New Jersey housing market show that prices and resales have picked up modestly, though remain at fairly depressed levels. Recent trends in the New York metropolitan housing markets shows that market values have fluctuated in recent years and are currently at fairly depressed levels. The concentration of commercial real estate and multi-family loans in the Company’s portfolio have been negatively impacted by the regional downturn in real estate markets.
Unemployment Trends
     Comparative unemployment rates for the primary market area counties, as well as for the U.S, New Jersey, and New York, are shown in Table 2.3. Unemployment rates for the primary market area counties have suffered from increases in a manner similar to U.S. and state averages. Middlesex County in New Jersey and Richmond County in New York have the lowest levels of unemployment. Evidence of the recession impacting the regional economy however, is reflected in the notably higher unemployment rates shown for March 2010 compared to a year ago, which were consistent with the national trend and only slightly elevated from the state trend.

RP® Financial, LC.	MARKET AREA
II.10
Table 2.3
Northfield Bancorp, Inc.
Unemployment Trends (1)
          [table omitted
Market Area Deposit Characteristics and Competition
     The Company’s retail deposit base is closely tied to the northern New Jersey and New York City market areas and, in particular, the markets that are nearby to the Company’s branch locations. Table 2.4 displays deposit market trends from June 30, 2005 through June 30, 2009 for the primary market counties. Additional data is also presented for the states of New Jersey and New York. The data indicates that total deposits maintained by commercial banks increased and savings institutions decreased in Union County, Richmond County and Kings County during the four year period. Similar to the states of New Jersey and New York, commercial banks maintained a larger market share of deposits than savings institutions in three of the Company’s primary market area counties. However, Richmond County’s savings institutions held a slightly larger market share of deposits than the commercial banks. During the period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in the counties of Union, Kings and Richmond, and an increase in deposit market share in Middlesex County.
     Northfield’s largest holding and highest market share of deposits is in Richmond County, where the Company maintains its largest branch presence. The Company’s $831.6 million of deposits at the Richmond County branches represented an 8.9% market share of bank and thrift deposits at June 30, 2009. Middlesex County, where the Company maintains its second largest branch presence and main office, accounted for $166.0 million of the Company’s deposits and a 0.8% market share of total Middlesex County bank and thrift deposits at June 30, 2009. Union County, where the Company maintains its third largest branch presence, accounted for $93.6

RP® Financial, LC.	MARKET AREA
II.11
          [table omitted]
     million of the Company’s deposits and a 0.6% market share of total Union County bank and thrift deposits at June 30, 2009. The Company’s Kings County branch held $31.5 million of

RP® Financial, LC.	MARKET AREA
II.12
deposits at June 30, 2009, which provided for a 0.1% market share of Kings County bank and thrift deposits at June 30, 2009.
     As implied by the Company’s low market shares of deposits, the Company faces significant competition. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Northfield. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Northfield has sought to emphasize its community orientation in the markets served by its branches. Table 2.5 lists the Company’s largest competitors in the four counties currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.5.
Summary
     The Company’s primary market area is a large metropolitan market that provides significant opportunities for growth in deposits and lending. Demographic trends are generally positive, characterized with above average growth potential and an affluent population. At the same time, similar to nationwide trends, real estate values have declined in the primary market and the Company faces intense competition from larger and more diversified financial institutions — providing challenges to the Company’s growth strategy. The Company currently has six new offices under consideration in the local market, with long term plans for opening up to two branches annually. These plans, coupled with the opportunities in the primary market area, appear to support future balance sheet growth.

RP® Financial, LC.	MARKET AREA
II.13
Table 2.5
Northfield Bancorp, Inc.
Market Area Deposit Competitors

Location	Name
Kings County	JPMorgan Chase & Co. (26.7%)
Citigroup Inc. (12.8%)
HSBC Holdings plc (9.9%)
Northfield Bancorp, Inc. (0.1%) - Rank of 37

Middlesex County	Wells Fargo & Co. (15.2%)
PNC Financial Services Group. (15.1%)
Bank of America Corp. (11.5%)
Northfield Bancorp, Inc. (0.8%) — Rank of 21

Richmond County	Banco Santander S.A.. (24.3%)
JPMorgan Chase & Co. (17.1%)
New York Community Bancorp (15.6%)
Northfield Bancorp, Inc. (8.8%) — Rank of 5

Union County	Wells Fargo & Co. (26.9%)
Bank of America Corp. (10.6%)
Toronto-Dominion Bank. (7.8%)
Northfield Bancorp, Inc. (0.6%) — Rank of 25
Source: FDIC & SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Northfield Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Northfield Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Northfield Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Northfield Bancorp will be a full public

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2
company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Northfield Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:
•	Screen #1 Mid-Atlantic institutions with assets $1-$10 billion; market value greater than $100 million; and core return on equity 0-10%. Six companies met the criteria for Screen #1. We excluded Northwest Bancshares, Inc of PA because it completed a 2nd step conversion in the previous twelve months and has not yet reported twelve months of operating earnings as a fully converted company. The remaining five companies were included in the Peer Group: ESB Financial Corp of Pennsylvania; ESSA Bancorp, Inc. of Pennsylvania; Flushing Financial Corp. of New York; OceanFirst Financial Corp of New Jersey; and Provident New York Bancorp, Inc. of New York. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•	Screen #2 New England institutions with assets $1-$10 billion; market value greater than $100 million; and core return on equity 0-10% Five companies met the criteria for Screen #2 and all five were included in the Peer Group: Brookline Bancorp of Massachusetts, Danvers Bancorp of Massachusetts, NewAlliance Bancshares of Connecticut, United Financial Bancorp of Massachusetts; and Westfield Financial of Massachusetts. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Northfield Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Northfield Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.
     In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Northfield Bancorp’s characteristics is detailed below.
•	NewAlliance Bancshares of CT. NewAlliance Bancshares is the largest company in the Peer Group and operates through a total of 88 offices in Connecticut and Massachusetts. NewAlliance Bancshares maintains a broadly diversified asset base funded primarily by deposits and borrowed funds. A large

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
May 14, 2010

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)	Offices	Year	Date	Price	Value
									($)	($Mil)
NAL	NewAlliance Bancshares of CT	NYSE	New Haven, CT	Thrift	$8,501	88	12-31	04/04	$12.38	$1,312
FFIC	Flushing Financial Corp of NY	NASDAQ	Lake Success, NY	Thrift	$4,183	19	12-31	11/95	$14.26	$ 444
PBNY	Provident NY Bancorp, Inc. of NY	NASDAQ	Montebello, NY	Thrift	$2,936	35	09-30	01/04	$10.14	$ 394
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	$2,639	18	12-31	07/02	$10.81	$ 638
DNBK	Danvers Bancorp, Inc. of MA	NASDAQ	Danvers, MA	Thrift	$2,455	26	12-31	01/08	$16.36	$ 355
OCFC	OceanFirst Financial Corp. of NJ	NASDAQ	Toms River, NJ	Thrift	$2,199	23	12-31	07/96	$13.24	$ 249
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	$1,955	24	12-31	06/90	$14.17	$ 171
UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield, MA	Thrift	$1,513	24	12-31	12/07	$13.83	$ 232
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,200	11	12-31	01/07	$ 8.69	$ 257
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,059	14	09-30	04/07	$12.99	$ 179

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).
Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4
securities portfolio comprised primarily of MBS has limited asset quality problems and supports the comparability to Northfield’s balance sheet. NewAlliance Bancshares’ ROA approximates the Peer Group average as the benefit of low operating expenses offset its lower net interest income (the significant investment in securities may be a factor in this regard). At March 31, 2010, NewAlliance Bancshares reported total assets of $8.5 billion and a tangible equity-to-assets ratio of 10.4%. For the twelve months ended March 31, 2010, NewAlliance Bancshares reported earnings equal to 0.60% of average assets. NewAlliance Bancshares had a market capitalization of $1.3 billion at May 14, 2010. In addition to the general selection criteria discussed above, NewAlliance Bancshares was selected for the Peer Group due to large market capitalization, concentration of cash and investments and comparability of ROA.

•	Flushing Financial Corp of NY. Flushing Financial operates through a total of 19 offices in the greater New York metropolitan area. Flushing Federal completed its conversion to stock form in 1995 and is therefore a well seasoned public company. Flushing Financial maintains a diversified asset base funded primarily by deposits and borrowed funds. Like Northfield, Flushing Financial maintains a concentration of multi-family and commercial real estate mortgage loans on its balance sheet. As a result, Flushing Financial maintains a slightly elevated level of NPAs than the Peer Group average. Flushing Financial’s ROA slightly exceeds the Peer Group average primarily due to its low operating expenses, which offset a lower level of non-interest income. At March 31, 2010, Flushing Financial reported total assets of $4.2 billion and a tangible equity-to-assets ratio of 8.4%. For the twelve months ended March 31, 2010, Flushing Financial reported earnings equal to 0.66% of average assets. Flushing Financial had a market capitalization of $444 million at May 14, 2010. In addition to the general selection criteria discussed above, Flushing Financial was selected for the Peer Group based on its shared market and comparability of lending strategy.

•	Provident NY Bancorp of NY. Provident NY Bancorp operates through a total of 35 offices in the greater New York metropolitan area. Provident NY Bancorp completed its conversion to stock form in 2004. Provident NY Bancorp maintains a diversified asset base funded primarily by deposits and borrowed funds. Like Northfield, Provident NY Bancorp maintains a large securities portfolio comprised primarily of MBS, a factor that has limited asset yields to some extent but has also supported favorable credit quality measures. Provident NY Bancorp’s ROA exceeds the Peer Group average primarily because of a low cost of funds and strong levels of non-interest income. At March 31, 2010, Provident NY Bancorp reported total assets of $2.9 billion and a tangible equity-to-assets ratio of 8.8%. For the twelve months ended March 31, 2010, Provident NY Bancorp reported earnings equal to 0.83% of average assets. Provident NY Bancorp had a market capitalization of $394 million at May 14, 2010. In addition to the general selection criteria discussed above, Provident NY Bancorp was selected for the Peer Group based on its shared market and high level of investment securities on its balance sheet.

•	Brookline Bancorp of MA. Brookline Bancorp operates through a total of 18 offices in the Boston metropolitan area. Previously a mutual holding company institution, Brookline Bancorp completed its second-set conversion to full stock

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5
form in 2002. Brookline Bancorp’s balance sheet is concentrated in loans receivable, with a diversified mix of commercial real estate and multi-family, consumer and 1-4 family loans, funded with deposits and borrowed funds. Like Northfield, Brookline Bancorp has a concentration in commercial real estate and multi-family loans and operates with excess capital. Brookline Bancorp’s asset quality is very strong, with credit quality measures more attractive than the Peer Group average. Brookline Bancorp’s ROA exceeds the Peer Group average primarily because of a higher levels of net interest income and low levels of operating expense. At March 31, 2010, Brookline Bancorp reported total assets of $2.6 billion and a high tangible equity-to-assets ratio of 16.9%. For the twelve months ended March 31, 2010, Brookline Bancorp reported earnings equal to 0.87% of average assets. Brookline Bancorp had a market capitalization of $638 million at May 14, 2010. In addition to the general selection criteria discussed above, Brookline Bancorp was selected for the Peer Group based on its concentration of commercial real estate and multi-family loans and its above market capital ratios.

•	Danvers Bancorp, Inc. of MA. Danvers Bancorp operates through a total of 26 offices in the northern Boston metropolitan area. Danvers Bancorp completed its second-set conversion to full stock form in 2008, and is the newest public company in the Peer Group. Danvers Bancorp’s balance sheet is diversified with a concentration of commercial real estate and multi-family loans funded with deposits and, to a much lesser extent, borrowed funds. Like Northfield, Danvers Bancorp has a concentration in commercial real estate and multi-family loans and has a large portfolio of investment securities. Danvers Bancorp’s ROA is lower than the Peer Group average primarily because of higher levels of operating expense, which offset an advantage in net interest income. At March 31, 2010, Danvers Bancorp reported total assets of $2.5 billion and a tangible equity-to-assets ratio of 10.4%. For the twelve months ended March 31, 2010, Danvers Bancorp reported earnings equal to 0.39% of average assets. Danvers Bancorp had a market capitalization of $355 million at May 14, 2010. In addition to the general selection criteria discussed above, Danvers Bancorp was selected for the Peer Group based on its concentration of commercial real estate and multi-family loans.

•	OceanFirst Financial Corp of NJ. OceanFirst Financial operates through a total of 23 offices in eastern New Jersey. OceanFirst Financial completed its conversion to stock form in 1996 and is a well seasoned public company. OceanFirst Financial’s balance sheet is diversified with a concentration of commercial real estate and multi-family loans funded with deposits and, to a much lesser extent, borrowed funds. Although OceanFirst Financial has achieved moderate balance sheet diversification, total assets have a concentration of 1-4 family loans and funding includes deposits and an above average reliance on borrowed funds. OceanFirst Financial’s ROA exceeds the Peer Group average primarily because of lower funding costs (contributing to a higher level of net interest income) and higher levels of non-interest income which combine to overcome operating expenses. At March 31, 2010, OceanFirst Financial reported total assets of $2.2 billion and a tangible equity-to-assets ratio of 8.5%. For the twelve months ended March 31, 2010, OceanFirst Financial reported earnings equal to 0.81% of average assets. OceanFirst Financial had a market capitalization of $249 million at May 14, 2010. In addition to the general

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6
selection criteria discussed above, OceanFirst Financial was selected for the Peer Group based on its shared market area.

•	ESB Financial Corp. of PA. ESB Financial operates through a total of 24 offices in western Pennsylvania. ESB Financial completed its conversion to stock form in 1990 and is a longest seasoned public company. ESB Financial’s balance sheet exhibits a concentration of investment securities funded with deposits and a concentration of borrowings. The high percentage of investments (including MBS) in the balance sheet increases ESB Financial’s attractiveness as a Peer Group member and supports ESB Financial’s strong credit quality measures. ESB Financial’s ROA approximates the Peer Group average primarily because lower net interest income (attributable to lower yields on investments and higher funding costs) is offset by lower operating expenses. At March 31, 2010, ESB Financial reported total assets of $2.0 billion and a tangible equity-to-assets ratio of 6.4%. For the twelve months ended March 31, 2010, ESB Financial reported earnings equal to 0.60% of average assets. ESB Financial had a market capitalization of $171 million at May 14, 2010. In addition to the general selection criteria discussed above, ESB Financial was selected for the Peer Group based on the concentration of investment securities on its balance sheet and the resulting lower levels of net interest income and operating expense.

•	United Financial Bancorp of MA. United Financial operates through 24 offices in western Massachusetts. Previously a mutual holding company institution, United Financial completed its second-set conversion to full stock form in 2007. United Financial maintains a broadly diversified asset base funded primarily by deposits and, to a lesser extent, borrowed funds. Like Northfield, United Financial’s balance sheet includes a large concentration of commercial real estate and multi-family loans and a higher than average tangible equity-to-assets ratio, both factors which increase its attractiveness as a Peer Group member. United Financial’s ROA is lower than the Peer Group average as the benefit of its higher net interest income and non-interest income are more than offset by higher operating expenses and non-operating losses. At March 31, 2010, United Financial reported total assets of $1.5 billion and a tangible equity-to-assets ratio of 14.3% which reflects the impact of United Financial’s recent second step conversion. For the twelve months ended March 31, 2010, United Financial reported a return on average assets of 0.40%. United Financial had a market capitalization of $232 million at May 14, 2010. In addition to the general selection criteria discussed above, United Financial was selected for the Peer Group based on its concentration of commercial real estate and multi-family loans and its above market capital ratios.

•	Westfield Financial Inc of MA. Westfield Financial operates through 11 offices in western Massachusetts. Previously a mutual holding company institution, Westfield Financial completed its second-set conversion to full stock form in 2007. Westfield Financial’s balance sheet exhibits a concentration of investment securities and commercial real estate and multi-family loans, funded with a mixture of deposits and borrowings, and supported by a significantly above average tangible equity-to-assets ratio. The high percentage of investments (including MBS) and the above market capital ratios increase Westfield Financial’s attractiveness as a Peer Group member and supports Westfield

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7
Financial’s strong credit quality measures. Westfield Financial’s ROA is lower than the Peer Group average as the concentration of investment securities results in lower levels of net interest income. At March 31, 2010, Westfield Financial reported total assets of $1.2 billion and a tangible equity-to-assets ratio of 20.5% which reflects the impact of Westfield Financial’s recent second step conversion. For the twelve months ended March 31, 2010, Westfield Financial reported a return on average assets of 0.47%. Westfield Financial had a market capitalization of $257 million at May 14, 2010. In addition to the general selection criteria discussed above, Westfield Financial was selected for the Peer Group based on its concentration of investment securities, its secondary concentration of commercial real estate and multi-family loans, and its above market capital ratios.

•	ESSA Bancorp of PA. Reporting the smallest balance sheet in the Peer Group, Westfield Financial operates through 14 offices in north-eastern Pennsylvania. ESSA Bancorp completed its conversion to stock form in 2007. Although ESSA Bancorp has achieved moderate balance sheet diversification, total assets have a concentration of 1-4 family loans and funding includes deposits and an above average reliance on borrowed funds. Because of the recent conversion to stock form, ESSA Bancorp operates with above market tangible equity-to-assets ratios. ESSA Bancorp’s ROA is slightly lower than the Peer Group average as an above average level of non-interest income is most than offset by a higher cost of funds (attributable to the reliance on borrowings) and higher operating expenses. At March 31, 2010, ESSA Bancorp reported total assets of $1.1 billion and a tangible equity-to-assets ratio of 16.9% which reflects the impact of ESSA Bancorp’s recent conversion. For the twelve months ended March 31, 2010, ESSA Bancorp reported a return on average assets of 0.53%. ESSA Bancorp had a market capitalization of $179 million at May 14, 2010. In addition to the general selection criteria discussed above, ESSA Bancorp was selected for the Peer Group based on its above market capital ratios.
     In aggregate, the Peer Group companies maintained a higher level of tangible equity as the industry average (12.3% of assets versus 10.0% for all public companies), generated higher core earnings as a percent of average assets (0.59% core ROAA versus a net loss of 0.25% for all public companies), and earned a higher core ROE (4.67% core ROE versus negative 1.33% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8
     [table omitted]
     Ideally, the Peer Group companies would be comparable to Northfield Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Northfield Bancorp, as will be highlighted in the following comparative analysis.
Financial Condition
     Table 3.2 shows comparative balance sheet measures for Northfield Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2010. Northfield Bancorp’s equity-to-assets ratio of 18.9% exceeded the Peer Group’s average net worth ratio of 14.0%. With the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio should further exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 18.1% and 12.1%, respectively. The increase in Northfield Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Northfield Bancorp’s and the Peer Group’s banking subsidiaries capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Northfield Bank ratios currently approximating the Peer Group’s ratios. On a pro forma basis, Northfield Bank’s regulatory surpluses will become more significant than maintained by the Peer Group banking subsidiaries on average.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9
     [table omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10
     The interest-earning asset compositions for the Company and the Peer Group varied significantly, with Northfield Bancorp maintaining significantly greater levels of investment securities and MBS and significantly lower levels of loans. The Company’s combined cash and investment securities ratio of 60.9% exceeded the comparable Peer Group ratio of 31.2%. Comparatively, the Company’s loans-to-assets ratio of 34.3% was lower than the comparable ratio for the Peer Group of 62.5%. Overall, Northfield Bancorp’s interest-earning assets amounted to 95.2% of assets, which was slightly above the comparable Peer Group ratio of 93.7%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.6% of assets and goodwill/intangibles equal to 1.8% of assets, while the Company maintained BOLI equal to 2.1% of assets and a goodwill/intangibles equal to 0.8% of assets.
     Northfield Bancorp’s funding liabilities reflected a funding strategy that was generally comparable to that of the Peer Group’s funding composition. The Company’s deposits equaled 66.4% of assets, which was slightly above the Peer Group’s ratio of 61.8%. Comparatively, the Company maintained a slightly lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 14.0% and 22.7% for Northfield Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, were 80.4% and 84.5% respectively.
     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 118.4% and 110.9%, respectively. The additional capital realized from stock proceeds should serve to provide Northfield Bancorp with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.
     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Northfield Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2010. Northfield Bancorp recorded asset growth of 15.5%, which was well above the Peer Group’s asset growth rate of 8.7%. Asset growth for Northfield Bancorp was sustained through a 14.9% increase in cash and investments and a 17.0% increase in loans. Asset growth for the Peer Group was sustained by a 3.7% increase in cash and investments and a 6.7% increase in loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11
     Asset growth for Northfield Bancorp was funded largely through a 25.0% increase in deposits, which was supplemented by a 4.3% increase in borrowings. Asset growth for the Peer Group was funded through deposit growth of 16.4%, which also funded a 3.6% reduction in the Peer Group’s borrowings. The Company’s tangible capital increased by 1.5% during the twelve months ended March 31, 2010, primarily the result of earnings retention. The Peer Group’s tangible capital ratio increased by 6.5% as a result of profitable operations and a limited number of corporate transactions completed by Peer Group companies. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially continue to slow the Company’s capital growth rate in the longer term following the stock offering.
Income and Expense Components
     Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2010. Northfield Bancorp and the Peer Group reported net income to average assets ratios of 0.65% and 0.62%, respectively. Higher levels of non-interest operating income and lower loan loss provisions represented earnings advantages for the Peer Group, while lower operating expenses and slightly higher net interest income represented earnings advantages for the Company. Non-operating gains had slight positive impacts on the respective earnings of the Company and the Peer Group.
     The Company’s stronger net interest income was realized through maintenance of a lower interest expense ratio, which was largely offset by the Company’s lower interest income ratio. The Company’s lower interest income ratio resulted from a lower overall yield earned on interest-earning assets (4.38 versus 5.07% for the Peer Group), the result of the concentration of lower yielding cash and investments in the Company’s balance sheet. Likewise, the Company’s lower interest expense ratio was supported by a lower cost of funds (1.70% versus 2.15% for the Company). Overall, Northfield Bancorp and the Peer Group reported net interest income to average assets ratios of 2.98% and 2.94%, respectively.
     In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12
     [table omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13
and the Peer Group reported operating expense to average assets ratios of 1.82% and 2.21%, respectively. The Company’s lower operating expense ratio reflects the Company’s the concentration of cash and investments and commercial real estate lending emphasis which generally are relatively high balance loans and, thus, tend to be less costly to service compared to a similarly sized portfolio of smaller balance 1-4 family loans. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $9.4 million for Northfield Bancorp versus $7.6 million for the Peer Group.
     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s. Expense coverage ratios posted by Northfield Bancorp and the Peer Group equaled 1.64x and 1.33x, respectively.
     Sources of non-interest operating income provided a smaller contribution to the Company’s earnings, with such income amounting to 0.24% and 0.52% of Northfield Bancorp’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Northfield Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 56.6% was more favorable than the Peer Group’s efficiency ratio of 63.9%.
     Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.47% and 0.28% of average assets, respectively. The higher level of loan provisions established by the Company was consistent with its less favorable credit quality measures for non-performing loans and non-performing assets.
     Net gains and losses realized from the sale of assets and other non-operating items, including write downs and losses on the sale of investment securities, equaled a net gain of 0.08% of average assets for the Company and a net gain equal to 0.01% of average assets for

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14
the Peer Group. The net gain recorded by the Company was the result of a gains realized on securities transactions. Accordingly, the non-operating net gain recorded by the Company was not considered to be part of its core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.
     Taxes had a more significant impact on the Company’s earnings, as Northfield Bancorp and the Peer Group posted effective tax rates of 35.13% and 26.48%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.
Loan Composition
     Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a significantly lower concentration of 1-4 family permanent mortgage loans compared to the Peer Group (5.63% of assets versus 29.52% for the Peer Group). Comparatively, the Company’s portfolio exhibited concentrations in the level of MBS (44.15% of assets versus 20.26% for the Peer Group) and commercial real estate and multi-family loans (24.78% of assets versus 20.88% for the Peer Group). The differences in these items defines the primary difference between the Company and the Peer Group, with the concentration of MBS reducing the overall credit risk in the balance sheet but also placing downward pressure on yields and interest income. Overall diversification into higher risk and higher yielding types of lending was comparable between the Company and the Peer Group, as the combined percentage of construction, commercial real estate, multi-family, commercial business and consumer loans for Northfield Bancorp and the Peer Group was 29.48% and 33.10%, respectively. The primary area of diversification for both Northfield Bancorp and the Peer Group was commercial real estate and multi-family loans. Overall, the composition of the Company’s assets provides for a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (49.90% versus 63.04% for the Peer Group).
Interest Rate Risk
     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Northfield Bancorp’s interest rate risk characteristics were considered to be slightly more attractive than

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15
     [table omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16
     [table omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17
     the Peer Group’s measures. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio exceeded the Peer Group ratios, while the Company’s lower level of non-interest earning assets represented an advantage with respect to having to depend less on the yield-cost spread to sustain the net interest margin. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with further comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, based on the expected increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.
     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Northfield Bancorp and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Northfield Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.
Credit Risk
     Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be more significant than Peer Group’s. As shown in Table 3.6, the Company’s NPA and NPL ratios equaled 2.46% and 6.79%, respectively, versus comparable measures of 1.02% and 1.41% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of NPLs equaled 34.26% and 105.80%, respectively. Loss reserves maintained as percent of net loans receivable equaled 2.33% for the Company, versus 1.13% for the Peer Group. Net loan charge-offs were more comparable for the Company, as net loan charge-offs for the Company equaled 0.27% of loans versus 0.26% of loans for the Peer Group.
Summary
     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18
     [table omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.19
composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1
IV. VALUATION ANALYSIS
Introduction
     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.
Appraisal Guidelines
     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Northfield’s operations and financial condition; (2) monitor Northfield’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor

RP® Financial, LC.	VALUATION ANALYSIS
IV.2
the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Northfield’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Northfield’s value, or Northfield’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3
quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of investments and a lower concentration of loans. The Company’s lending emphasis on commercial real estate/multi-family translated into greater diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Northfield’s funding composition reflected a greater level of deposits and a lower level of borrowings than the comparable Peer Group ratios which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slight positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were lower for the Company, while the Company maintained higher loss reserves as a percent of loans. Net loan charge-offs were a lower factor for the Company versus the Peer Group. The Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, taking into consideration the recent growth in loans and the significantly higher level of NPLs, RP Financial concluded that credit quality was a moderate negative factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (60.9% of assets versus 31.2% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be higher than the Peer Group, given the slightly lower level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a positive factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a slightly lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were lower for the Company. Following the stock offering, the increase in the Company’s capital position will further reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a higher equity-to-assets ratio than the Peer Group. Following the stock offering, Northfield’s pro forma capital position will strongly exceed the Peer Group’s equity-to-assets ratio. The Company’s higher

RP® Financial, LC.	VALUATION ANALYSIS
IV.4
pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.
     Although Northfield exhibited several factors that were more favorable than the Peer Group in terms of financial condition, the negative adjustments related to credit quality versus the Peer Group were offsetting. On balance, Northfield’s balance sheet strength was considered to be comparable to the Peer Group and, thus, no valuation adjustment was applied for the Company’s financial condition.
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
▪	Reported Earnings. The Company’s reported earnings were slightly higher than the Peer Group’s on a ROAA basis (0.65% of average assets versus 0.62% for the Peer Group). The Company’s slightly higher return was attributable to a lower level of operating expenses, which were somewhat offset by the Company’s higher level of provisions for loan losses and lower level of non-interest income. Net interest income before loss provisions was substantially comparably. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be slightly stronger than the Peer Group and, thus, RP Financial concluded that this was a slightly positive in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a comparable net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s lower ratio for operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.64x versus 1.33x for the Peer Group). Similarly, the Company’s efficiency ratio of 56.6% was more favorable than the Peer Group’s efficiency ratio of 63.9%. Loan loss provisions had a more significant impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion

RP® Financial, LC.	VALUATION ANALYSIS
IV.5
capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be more favorable than the Peer Group. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios as well as level of non-interest earning assets was more attractive for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be further above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.47% of average assets versus 0.28% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were less favorable for the Company, while the Company maintained higher loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a comparable ratio of net interest income to average assets versus the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is above the Peer Group’s ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will initially be lower than the Peer Group’s core ROE. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.
     On balance, Northfield’s pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6
3. Asset Growth
     The Company’s asset growth rate was well above the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 15.5% and 8.7%, respectively. Asset growth for the Company and the Peer Group consisted of a combination of loans and cash and investments, with the Company’s growth rates for both loans and cash and investments exceeding the comparable Peer Group growth rates. Deposit growth has similarly exceeded the Peer Group and, pursuant to the Company’s business plans, the opening of several branches in the next few years suggest that deposit growth trends may continue. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a moderate upward adjustment was applied for asset growth.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Northfield serves Staten Island, Brooklyn and northeastern New Jersey through the main office and 17 branch locations. Operating in a relatively slow growing densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Northfield. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in the counties where its branches are maintained.
     The Peer Group companies generally operate in less densely populated markets compared to the New York and northeastern New Jersey market served by the Company. Population growth for the primary market area counties served by the Peer Group companies reflect a wide range of growth rates, but on average was comparable to Northfield’s primary market area population growth rate. Richmond County, where the Company maintains its main office and the majority of its branches, has a relatively high per capita income compared to the Peer Group’s average and median per capita income measures, while the Peer Group companies also generally operate in markets with a lower cost of living than Richmond County. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in Richmond County. Overall, the

RP® Financial, LC.	VALUATION ANALYSIS
IV.7
degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar as provided by the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, March 2010 unemployment rates for the markets served by the Peer Group companies were, on average, fairly consistent with unemployment rates for the Company’s primary market area in Richmond County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.
Table 4.1
Market Area Unemployment Rates
Northfield and the Peer Group Companies(1)

		March 2010
	County	Unemployment
Northfield — NJ	Richmond	9.0%

Peer Group Average		10.0%

Brookline Bancorp — MA	Norfolk	8.0
Danvers Bancorp — MA	Essex	9.9
ESB Financial Corp. — PA	Lawrence	11.0
ESSA Bancorp — PA	Monroe	10.2
Flushing Financial Corp — NY	Nassau	6.9
NewAlliance Bancshares, Inc. — CT	New Haven	10.0
OceanFirst Financial Corp. — NJ	Ocean	11.4
Provident NY Bancorp, Inc. — NY	Rockland	6.9
United Financial Bancorp — MA	Hampden	11.4
Westfield Financial — MA	Hampden	11.4

(1)	Unemployment rates are not seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8
5. Dividends
     Northfield has indicated its intention to pay a cash dividend that will preserve the current $0.20 per share annual cash dividend paid to its public stockholders, with such amount adjusted by the final exchange ratio determined at the end of the offerings. This proposed dividend policy will provide a yield of between 1.7% and 1.1% based on the $10.00 per share initial offering price depending upon the final exchange ratio. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.49% to 3.65%. The average dividend yield on the stocks of the Peer Group institutions was 2.42% as of May 14, 2010, representing an average payout ratio of 49.02% of core earnings. As of May 14, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.94%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends. The Company’s indicated dividend policy provides for a slightly lower yield compared to the Peer Group’s average dividend yield, while the Company’s implied payout ratio of 70.6% of pro forma earnings at the midpoint value is above the Peer Group’s payout ratio. At the same time, the Company’s tangible equity-assets ratio, which will be at levels exceeding the Peer Group’s ratio across the conversion offering range, will support Northfield’s dividend paying capacity from a capital perspective. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ Global Select Market and one trades on the NYSE. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $171 million to $1.3 billion as of May 14, 2010, with average and median market values of $423 million and $306 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value

RP® Financial, LC.	VALUATION ANALYSIS
IV.9
that will be in the upper end of the range of market values outstanding indicated for Peer Group companies. Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that four separate markets exist for thrift stocks, including those coming to market such as Northfield’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New York and New Jersey; and (D) the market for the public stock of Northfield. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
A.	The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of

RP® Financial, LC.	VALUATION ANALYSIS
IV.10
the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
          Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11
          The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.
          More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. On May 14, 2010, the DJIA closed at 10620.16, an increase of 27.5% from one year ago and an increase of 1.8% year-to-date, and the NASDAQ closed at 2346.85, an increase of 38.9% from one year ago and an increase of 3.4% year-to-date. The Standard & Poor’s 500 Index closed at 1135.68 on May 14, 2010, an increase of 27.2% from one year ago and an increase of 1.8% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12
     The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.
          Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13
Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.
     The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities. The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.
     An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then fell heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. On May 14, 2010, the SNL Index for all publicly-traded thrifts closed at 621.80, an increase of 12.1% from one year ago and an increase of 5.9% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14
B.	The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues turned more positive in late 2009 and early 2010, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties. As shown in Table 4.2, one standard conversion and one second-step conversion were completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Eagle Bancorp’s second-step offering was completed between the midpoint and maximum of the offering range, with a 60% offering raising gross proceeds of $24.6 million. Eagle Bancorp’s pro forma price/tangible book ratio at the closing value equaled 81.4% and pro forma core price/earnings

RP® Financial, LC.	VALUATION ANALYSIS
IV.15
[table omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.16
ratio at the closing value equaled 12.7 times. Eagle Bancorp’s common stock closed up 5.0% after one week of trading remained at that level through May 14, 2010. Shown in Table 4.3 are the current pricing ratios for Eagle Bancorp, which is the only fully-converted offering during the past three months that is traded on NASDAQ.
C.	The Acquisition Market
          Also considered in the valuation was the potential impact on Northfield’s stock price of recently completed and pending acquisitions of thrift institutions operating in New York and New Jersey. As shown in Exhibit IV-4, there were 12 acquisitions of thrifts headquartered in New York and New Jersey completed from the beginning of 2006 through May 14, 2010, and there is currently one acquisition pending of a New Jersey institution. The recent acquisition activity involving regional savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Northfield’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Northfield’s stock would tend to be less compared to the stocks of the Peer Group companies.
D.	Trading in Northfield’s Stock
          Since Northfield’s minority stock currently trades under the symbol “NFBK” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Northfield had a total of 43,722,522 shares issued and outstanding at March 31, 2010, of which 19,080,838 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $10.41 to $15.30 per share and its closing price on May 14, 2010 was $14.73 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC

RP® Financial, LC.	VALUATION ANALYSIS
IV.17
[table omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.18
shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
* * * * * * * * * * *
          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant. Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     As a fully-converted regulated institution, Northfield will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Northfield Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Moderate Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20
▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of NFBK stock. Converting institutions generally do not have stock outstanding. Northfield, however, has public shares outstanding due to the mutual holding company form of ownership. Since Northfield is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 14, 2010, stock price of $14.73 per share and the 43,722,587 shares of Northfield stock outstanding, the Company’s implied market value of $644.0 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Northfield’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At March 31, 2010, the MHC had unconsolidated net assets of $362 thousand consisting primarily of cash held in the Bank and other assets, net of other liabilities.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21
These entries have been added to the Company’s March 31, 2010 reported financial information to reflect the consolidation of the MHC into the Company’s operations.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 14, 2010, the aggregate pro forma market value of Northfield’s conversion stock equaled $621,016,110 at the midpoint, equal to 62,101,611 shares at $10.00 per share. The $10.00 per share price was determined by the Northfield Board. The midpoint and resulting valuation range is based on the sale of a 56.36% ownership interest to the public, which provides for a $350,000,000 public offering at the midpoint value.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $12.7 million for the twelve months ended March 31, 2010. In deriving Northfield’s core earnings, the adjustments made to reported earnings were to eliminate the net gains on securities transactions and the OTTI charges on a tax effected basis. As shown below, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $11.8 million for the twelve months ended March 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$12,720
Deduct: securities transactions net of OTTI charges	(1,484)
Tax effect at 40%	594

Core earnings estimate	$11,830

     Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $621.0 million midpoint value equaled 47.72x and 51.23x, respectively, indicating premiums of 118.1% and 110.0% relative to the Peer Group’s average reported and core earnings multiples of 21.88x and 24.40x, respectively (see Table 4.4). In

RP® Financial, LC.	VALUATION ANALYSIS
IV.22
comparison to the Peer Group’s median reported and core earnings multiples of 18.76x and 26.88x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 154.4% and 90.6%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 40.71x and 62.62x, respectively, and based on core earnings at the minimum and the super maximum equaled 43.72x and 67.18x, respectively.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $621.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 87.87% and 89.93%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 109.94% and 129.19%, the Company’s ratios reflected discounts of 20.1% on a P/B basis and 30.4% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 104.0% and 134.53%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 15.5% and 33.2%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios equaled 101.73% and 103.84%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 7.5% and 19.6%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable given the Company’s pro forma P/E multiples were at a premium to the Peer Group’s P/E multiples.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $621.0 million midpoint of the valuation range, the Company’s value equaled 25.79% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.18%, which implies a premium of 69.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 14.88%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 73.3%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, just one second-step conversion has been completed within the past three months and closed at a pro forma price/tangible book ratio of 81.4% (see Table 4.2) and appreciated 5.0% during the first week of trading. In comparison, the Company’s pro forma P/TB ratio at the appraised midpoint value reflects a premium of 10.5%. The current P/TB ratio of the second-step conversion transaction, based on closing stock prices as of May 14, 2010, equaled 83.97%. In comparison, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 7.1% and at the top of the superrange reflects an implied premium of 23.7%.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of May 14, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company — was $621,016,110 at the midpoint, equal to 62,101,611 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.24
[table omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum, as Adjusted	82,129,380	46,287,500	35,841,880	1.8784
Maximum	71,416,852	40,250,000	31,166,852	1.6334
Midpoint	62,101,611	35,000,000	27,101,611	1.4204
Minimum	52,786,369	29,750,000	23,036,369	1.2073

Distribution of Shares
Maximum, as Adjusted	100.00%	56.36%	43.64%
Maximum	100.00%	56.36%	43.64%
Midpoint	100.00%	56.36%	43.64%
Minimum	100.00%	56.36%	43.64%

Aggregate Market Value at $10 per share
Maximum, as Adjusted	$821,293,800	$462,875,000	$358,418,800
Maximum	$714,168,520	$402,500,000	$311,668,520
Midpoint	$621,016,110	$350,000,000	$271,016,110
Minimum	$527,863,690	$297,500,000	$230,363,690
     The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Northfield has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.4204 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.2073 at the minimum, 1.6334 at the maximum and 1.8784 at the superrange. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.